EXHIBIT 10.3

                 AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING
                                    (NO BFA)

        This Amendment to Agreement for Wholesale Financing is made to that certain Agreement for wholesale Financing entered into by and between Allstar Systems, Inc. ("Dealer") and ITT Commercial
Finance Corp. ("ITT") on September 20, 1993, as amended
("Agreement").

        WHEREAS, ITT and Dealer desire to amend the Agreement as provided herein.

        NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are acknowledged ITT and Dealer agree as follows:

1. Paragraph number 7 of the Agreement is hereby amended to read as follows:

        "7. Dealer agrees to immediately pay ITT the full amount of the principal balance owed ITT on each item of Collateral financed by ITT (as shown on the Statement of Transaction identifying such Collateral) on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; (b) for Collateral financed under Pay-As-Sold ("PAS") terms (as shown on the Statement of Transaction identifying such Collateral), when such Collateral is sold, transferred, rented, leased, otherwise disposed of or matured; (c) in strict accordance with any curtailment schedule for such Collateral (as shown on the Statement of Transaction identifying such Collateral); (d) for Collateral financed under Scheduled Payment Program ("SPP") terms (as shown on the Statement of Transaction identifying such Collateral), in strict accordance with the installment payment schedule; and (e) when otherwise required under the terms of any financing program agreed to in writing by the parties, or as provided in the Statement of transaction identifying such Collateral. Dealer will forward to ITT by the 10th day of each month a Collateral Summary Report (as defined below) for the prior month. Regardless of the SPP terms pertaining to any Collateral financed by ITT, and notwithstanding any scheduled payments made by Dealer after the Determination Date (as defined below), if ITT determines, after reviewing the Collateral Summary Report, after conducting an inspection of the Collateral or otherwise, that (i) the total current outstanding indebtedness owed by Dealer to ITT as of the date of the Collateral Summary Report, inspection or any other date on which a paydown is otherwise required hereunder, as applicable (the `Determination Date'), exceeds (ii) the Collateral Liquidation Value (as defined below) as of the Determination Date, Dealer will immediately pay to ITT an amount equal to the difference between (i) Dealer's total current outstanding indebtedness owed to ITT as of the Determination Date, and (ii) the Collateral Liquidation Value as of the Determination Date. The term `Collateral Summary Report' is defined herein to mean a report compiled by Dealer specifying the total aggregate wholesale invoice price of all of Dealer's inventory financed by ITT that is

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        unsold and in Dealer's possession and and as of the date of such Report and to the extent ITT has a first priority, fully perfected security interest therein. The term `Collateral Liquidation Value' is defined herein to mean one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer's inventory financed by ITT that is unsold and in Dealer's possession and control to the extent ITT has a first priority, fully perfected security interest therein. Any checks or other instruments delivered to ITT to be applied against Dealer's outstanding obligations will constitute conditional payment until the funds represented by such instruments are actually received by ITT. If Dealer from time to time is required to make immediate payment to ITT of any past due obligation discovered during any Collateral audit, upon review of a Collateral Summary Report or at any other time, Dealer agrees that acceptance of such payment by ITT shall not be construed to have waived or amended the terms of its financing program. Dealer agrees that the proceeds of any Collateral received by Dealer shall be held by Dealer in trust for ITT's benefit, for application as provided in this Agreement. Dealer will send all payments to ITT's branch office(s) responsible for Dealer's account. ITT may apply: (i) payments to reduce finance charges first and then principal, regardless of Dealer's instructions; and (ii) principal payments to the oldest (earliest) invoice for Collateral financed by ITT, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not reduce the debt Dealer owes ITT until ITT has received payment therefor in cash. Dealer will:
        (i) pay ITT even if any Collateral is defective or fails to conform to any warranties extended by any third party; (ii) not assert against ITT any claim or defense Dealer has against any third party; and (iii) indemnify and hold ITT harmless against all claims and defenses asserted by and buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral. Dealer waives all rights of offset Dealer may have against ITT."

2. The following paragraph is incorporated into the Agreement as if fully and originally set forth therein:

        "Dealer will at all times maintain: (a) a Tangible Net Worth and Subordinated Debt in the combined amount of not less than One Million Seven Hundred Thousand Dollars ($1,700,000.00); and (b) a ratio of Debt to Tangible Net Worth and Subordianted Debt of not more than eight to one
        (8:0:1).

        For purposes of this paragraph: (i) `Tangible Net Worth' means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) `Intangibles' means and includes general intangibles (as that term is defined in the Uniform Commercial Code); accounts receivale and adavnces due from officers, directors, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will;

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        prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as ITT may from time to to time determine in ITT's sole discretion;
        (iii) `Debt' means all of Dealer's liabilites and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; and (iv) `Subordinated Debt' means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to ITT by an agreement in form and substance satisfactory to ITT. The foregoing terms shall be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis."

        Dealer waives notice of ITT's acceptance of this addendum.

        All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, Dealer and ITT have executed this Addendum on this day of , 19 .

                                    ALLSTAR SYSTEMS, INC.



ATTEST:                             By:       /s/ D. R. CHADWICK

                                    Title:   /s/ CHIEF FINANCIAL OFFICER


/s/ _______________
Accounting Manager

                                    ITT COMMERCIAL FINANCE CORP.



                                    By:      /s/ SIGNATURE ILLEGIBLE

                                    Title:   /s/ CREDIT MANAGER